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                          U.S SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                              SEC FILE NUMBER
                                                                   0-14618

                                                                CUSIP NUMBER
                                                                 922 399 10 0

/X/Form 10-K and Form 10-KSB / /Form 20-F / /Form 10-Q and Form 10-QSB / /Form N-SAR

                 For Period Ended:            December 31, 1995
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant                   VECTRA Technologies, Inc.
Former Name if Applicable:

Address of Principal Executive Office (STREET AND NUMBER):
5000 Executive Parkway, Suite 500, San Ramon, CA 94583



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PART II -- RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                                                [X] Yes   [ ] No

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                                                [X] Yes   [ ] No

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                                                [ ] Yes   [X*] No

                                               * Not Applicable
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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The Company is unable to complete its Form 10-K and required financial statements at this time without unreasonable effort or expense because of delays resulting from the Company's high employee turnover and subsequent restaffing of its finance department, including a new chief accounting officer, controller and accounting manager, in the first quarter of 1996.

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PART IV -- OTHER INFORMATION

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     (1) Name and telephone number of person to contact in regard to this notification
              Thomas B. Pfeil                     (510)275-4421
         ----------------------------- ----------------- ----------------------
                    (Name)                (Area Code)      (Telephone Number)

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     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).                           /X/ Yes  / / No


   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?                                     /X/ Yes  / / No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Company expects a significant reduction, in accordance with the implementation of FAS 121, to the value of goodwill and other long-lived assets reflected on the Company's balance sheet, which will significantly reduce the results of operations, intangible assets, other long-lived assets and equity. The valuation of the Company's goodwill and other long-lived assets has not been completed, so that a reasonable estimate of the results cannot be made.

                         VECTRA Technologies, Inc.
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                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


    Date:   March 28, 1996         By
                                      ----------------------------------------
                                      Thomas B. Pfeil, Vice President, Finance

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidenced by the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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